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                                                                   Exhibit 99.02

FOR IMMEDIATE RELEASE
Contact:
Fran Barsky
Investor Relations Manager
Cree, Inc.
(T) 919-313-5397
(F) 919-313-5452
email: fran_barsky@cree.com


            Cree Provides Additional Information Regarding Litigation

Durham, NC, June 13, 2003-Cree, Inc. (Nasdaq: CREE), in response to inquiries, is providing additional information regarding the background to the complaint filed yesterday by Eric Hunter against Cree and Neal Hunter. Over the last few years, Eric Hunter has brought general and vague allegations of wrongdoing to the attention of Cree. These allegations were referred to independent directors of Cree who, after investigating the matter, found no wrongdoing on the part of Cree or its officers. No amendments to any of the Company's filings with the Securities and Exchange Commission were made as a result of any of the allegations made by Eric Hunter.

Chuck Swoboda, Chief Executive Officer of the Company stated, "It is a sad day for Cree and the Hunter family. As a result of the unfortunate filing of this complaint, Cree has received calls inquiring whether it is under SEC investigation. Cree has no knowledge of an SEC investigation of it at this time. Both myself and our Chief Financial Officer have certified under Sarbanes-Oxley our SEC reports on Form 10-K and Form 10-Q. This complaint, which we have posted on our website, contains vague allegations which appear to cover essentially the same matters Eric Hunter has raised in the past. The complaint and the damages sought make no sense to us and we intend vigorously to defend the claims against us."

Cree also announced that it will be asking a committee of independent directors to investigate any allegations of wrongdoing and to supervise the handling of the litigation. Previously, the Company announced that, based upon a preliminary review, the Company believes the allegations are without merit and arise in part from personal and family matters.

Cree is an advanced semiconductor company that leverages its expertise in silicon carbide, gallium nitride and silicon materials technology to produce new and enabling semiconductors. The products include blue, green and ultraviolet
(UV) light emitting diodes, near UV lasers, radio frequency and microwave devices, and power switching devices. Applications for these products include solid state illumination, optical storage, wireless infrastructure and power switching. For more information on Cree, please visit www.cree.com.

Cautionary Statement

Statements in this press release that are not solely historical in nature may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, both known and unknown, that

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may cause actual results to differ materially from those indicated, including the risks and uncertainties of litigation generally, and employment, securities and defamation litigation in particular; the substantial expense of such litigation regardless of its outcome; the substantial management time and attention required by such litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the year ended June 30, 2002 and subsequent reports.

Cree and the Cree logo are registered trademarks of Cree, Inc.

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